                                                                    EXHIBIT 23.2


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 3 to the Registration Statement on Form S-3 (Registration No. 333-19483) filing of WorldCorp, Inc. of our report dated February 5, 1997, appearing in the Annual Report on Form 10-K of InteliData Technologies Corporation for the year ended December 31, 1996, incorporated by reference in WorldCorp, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1996, which is incorporated by reference in this Amendment No. 3 to Form S-3 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Hartford, Connecticut
June 20, 1997